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                                                                   EXHIBIT 10.24


                               TENANCY AGREEMENT


Between the undersigned:

1.   the Limited Liability Company "NIMCO",
     having its registered office at 2410 Herentals, Hikstraat 35, hereby represented by two directors,
     Mr. Frans Wuyts
     and
     Mrs. Francine Dom

     hereafter called "the lessor"

and

2. the Limited Liability Company "GRIFFITH MICRO SCIENCE" having its registered office at 2410 Herentals, Toekomstlaan, Wolfstee Industriepark, hereby represented by Mr. Marc Van Moerbeke,

     hereafter called "the tenant"

THE FOLLOWING HAS BEEN AGREED:


This agreement replaces the tenancy agreement of July 1st, 1987, signed on July 15th, 1987.


ARTICLE 1

The lessor lets to the tenant, who accepts:
the offices and warehouses located in an industrial building in Herentals, Industrieterrein, Atealaan 1, having a surface area of approximately 4,680 m2, as per the annexed ground plan, including parking space, well-known to the tenant.


ARTICLE 2

The present tenancy agreement is entered into for a period of five years, starting at July 1st, 1990 and ending on June 30th, 1995.
After expiry of the above-mentioned term the present agreement will be tacitly renewed for a period of five (5) years, unless if the tenant gives notice before October 1st, 1994 that he wants to end this agreement.
After July 1st, 2000, the tenancy agreement is tacitly renewed for consecutive periods of one year, unless if one of the parties gives notice before October 1st.







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ARTICLE 3 - RENT

The rent is fixed at 3,200,000.- BEF (three million two hundred thousand Belgian Franc) per year, payable in advance in four (4) instalments of 800,000.- BEF (eight hundred thousand Belgian Franc), respectively on July 1st, October 1st, January 1st and April 1st of each year.

In the transition period only the quarterly rent of July 1st, 1990 will be fixed at 500,000.- BEF (five hundred thousand Belgian Franc).

The payments are only valid if they are deposited on the lessor's bank account with the "Nationale Maatschappij voor Krediet aan de Nijverheid", number 145-370000116-13.
Payments by post or bank do not make the debt collectable.

The rent is linked to the index of retail prices and will be adjusted proportionally when this index rises or falls.

The following formula is used for the calculation:
        original rent x new index
        -------------------------
             pivotal index

The pivotal index is the index of June 1990.

The adjustment is made on an annual basis and then remains valid for the following twelve months. The first adjustment will thus take place on July 1st, 1991.

This stipulation applies to both sides, ipso jure and without any summons.

Any omission to comply with this stipulation does not entail any cession of rights.


ARTICLE 4

The tenant commits himself to pay, as from the moment he takes possession of the rented premises, all expenses that are due for the use of water, gas and electricity, including the maintenance fees and the rental fees for the meters.

The lessor puts all currently existing connections for gas, water and electricity at the tenant's disposal. All other connections or adjustments are at the tenant's expense.

All taxes for the rented part will be borne by the tenant. For the previous tenancy agreement this amounted to 200,000.- BEF per year and for the additional part this also amounts to 200,000.- BEF or a total amount of 400,000.- BEF per year. In case the rateable value ("kadastraal inkomen") changes, the above-mentioned amount will be increased or decreased proportionally.


ARTICLE 5

The tenant will occupy the premises like a good family father and will bear all expenses for the maintenance of the premises and all rent repairs that are stipulated in the common law.



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The tenant will replace all broken or cracked windows, he will repair and maintain all doors and gates, will keep all wells and drains clean, will take care of the interior paintwork and the wallpaper in the premises and will be responsible for keys and locks.

Moreover the tenant will take all necessary precautions to protect pumps, taps and pipes against frost.

Until December 31st, 1992 the tenant will have all small maintenance work to the roof carried out and he can deduct the costs thereof from the quarterly rent, on condition that he has first presented a copy of the invoice to the lessor.

The lessor hereby gives the tenant the permission, as of January 1st, 1993, to have the roof renovated if necessary at his expenses, after having had the offer signed by the lessor for agreement.

The tenant can possibly deduct the amount of the invoice for this renovation in equal parts from the quarterly payments as from April, 1993 until April, 1995 (last payment of the rent for the first five years of the current tenancy agreement).


ARTICLE 6

The tenant will be entitled to have improvements or alterations made to the rented premises, provided that nor the safety, nor the health nor the aesthetic aspects of the building are jeopardised, and subject to the prior permission of the lessor.

Any changes, alterations or newly built parts, without any exception whatsoever, being made with or without the permission of the lessor, ipso jure and without any compensation whatsoever become the property of the lessor-owner, who has the liberty of keeping them or having them removed at the end of the term of the tenancy.

During the term of the tenancy the alterations remain the property of the tenant and this is also applies at the end of the term of the tenancy, insofar as they consist of movable and reusable parts, such as partition walls and the like.


ARTICLE 7

Subletting and transfer of the rent are forbidden, unless with prior written agreement of the lessor.

The current tenant however remains fully severally liable for all obligations resulting from this agreement.


ARTICLE 8

During all terms of notice, during the sixteen months prior to the expiry of the tenancy agreement, and in case the rented premises are put up for sale, the tenant is bound to open the premises for inspection by interested buyers at least two days a week, for two hours in the afternoon, and to have two notices put up.



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In case the premises are sold, the new owner will have to comply with the current agreement. In case of notice ipso jure upon sale, for other reasons than late payment or expiry of the tenancy agreement, the owner will compensate the alteration expenses incurred by the tenant before the latter leaves the rented premises. This compensation amounts to the total amount reduced with an annual depreciation of 8%.


ARTICLE 9

The tenant is bound to take a rent insurance for the full term of the tenancy agreement with a reputable insurance company registered in Belgium. At the lessor's first request, the tenant is bound to give proof of this insurance and of the payment of the last premium that was due.


ARTICLE 10

The lessor or his proxy will be entitled to enter the rented premises at all times, as determined by law.


ARTICLE 11

The parties explicitly state that the current property purely has a civil character and that the rented property therefore can not be used for commercial purposes, neither globally nor partly.

As such the law on the agreements for commercial rent does not apply to the current agreement.


ARTICLE 12

The parties explicitly agree that the tenant is not bound to pay a rent deposit to the lessor.


ARTICLE 13

For the execution of this agreement the parties choose their domicile as follows:
  the lessor: in his registered office
  the tenant: in his registered office.


ARTICLE 14

The expenses and the registration fee for the amount up to 1,300,000.- BEF that are due relating to this tenancy agreement, will be borne and paid by the tenant; the other part of the registration fee is at the lessor's expense.

For registration purposes the charges are assessed at 8% of the rent.


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Drawn up in Herentals on June 25th, 1990 in 3 copies, of which one is destined for registration.


THE TENANT                             THE OWNER
Subject to agreement                   For agreement and acceptance
and acceptance by the lessor       Subject to I.O.K.'s agreement
                                       with this rent.









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